Exhibit 99.3

Consent of The Mentor Group, Inc.

We hereby consent to the quotation and summarization of our opinion letter dated March 6, 2023 to the board of directors of Kernel Group Holdings, Inc. (the “Company”) in the proxy statement/prospectus contained in the Company’s Registration Statement on Amendment No.3 to Form S-4 relating to the proposed acquisition of AIRO Group Holdings, Inc. (the “Registration Statement”), as well as to the references to our firm and such opinion letter contained therein. In giving this consent, we do not admit, and we understand that the Company not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by the Company in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

/s/ The Mentor Group, Inc.
Westlake Village, CA
November 27, 2023